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                                  EXHIBIT B

                                  PROPOSAL 3


                  APPROVAL OF 1996 LONG TERM INCENTIVE PLAN


     The Board of Directors of the Company proposes approval by stockholders of the 1996 Long Term Incentive Plan (the "Long Term Plan"). It is intended to tie participant awards under the Long Term Plan to increased stockholder value. The proposed Long Term Plan permits awards of stock, restricted stock and options (with and without stock appreciation rights) and other stock based awards. The Board adopted the Long Term Plan on the recommendation of the Compensation and Stock Option Committees on July 29, 1996, subject to stockholder approval. The stock option plans and incentive stock purchase plan of the Company previously approved by the stockholders will be terminated upon stockholder approval of the Long Term Plan except with respect to any unexercised options or rights outstanding thereunder.

     The essential features of the Long Term Plan are summarized below.

General

     The Long Term Plan will become effective upon stockholder approval and will continue in effect until December 31, 2006. All full-time employees, officers and directors of the Company and its subsidaries (currently approximately 45 people) are eligible to receive awards under the Long Term Plan.

     The Compensation Committee of the Board, composed of three or more disinterested members of the Board, will administer the Long Term Plan. The Compensation Committee will select the employees, officers and directors whose performance it determines significantly promotes the success of the Company to receive discretionary awards under the Long Term Plan, grant the awards, interpret and determine all questions of policy with respect thereto, adopt rules, regulations, agreements and instruments deemed necessary for its proper administration and take any and all other actions deemed necessary or desirable for the proper administration of the Long Term Plan and the effectuation of its purposes. Any such amendment may not materially alter or adversely affect any outstanding award under the Long Term Plan without written consent of the award recipient.


Awards

     Non-Qualified and Incentive Stock Options. Stock options may be granted under the Long Term Plan. Awards may be of incentive stock options ("ISOs") (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) and non tax-qualified stock options (i.e., stock options which are not
ISOs). The exercise price of options will be set by the Compensation Committee and stated in the option agreement and may not be less than 100% of fair market value of the underlying shares of Common Stock on the date of grant. The exercise price may be paid in cash or by delivery of shares of Common Stock or pursuant to a broker-assisted "cashless exercise" program if established by the Company. Options may also contain a stock appreciation right permitting the recipient to receive the difference between the exercise price per share and the market value on the date of surrender.

     Restricted Stock. Awards of shares of Common Stock that are subject to forfeiture until such restrictions, terms and conditions as the Compenstaion Committee may determine are fulfilled may be granted under the Long Term Plan. Grants may consist of newly issued shares of Common Stock, shares of Common Stock held in treasury or a combination thereof. The Compensation Committee will determine how the price for the shares of Common Stock, if any, may be paid. Generally a participant obtaining a restricted stock award will have all the rights of a stockholder while the shares of Common Stock are subject to restrictions, including the right to vote the shares of Common Stock and to receive dividends. Restricted shares of Common Stock will be issued in the name of the participant and held in escrow until the restrictions lapse. Until the restrictions are eliminated, restricted shares of Common Stock may not be transferred.

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     Dividend Equivalent Award. The Compensation Committee may grant an award that represents the right to receive a dividend or its equivalent with respect to any new or previously existing award which will entitle the recipient to receive at the time of settlement an amount equal to the actual dividends paid on the shares of Common Stock delivered to the recipient, calculated from the date of award and accounted for as if reinvested in shares of Common Stock on the divident payment dates. This type of award may be paid in the form of shares of Common Stock, cash or a combination of both.

     Stock Appreciation Rights ("SARs"). The Compensation Committee may award SARs together with stock options under the Long Term Plan. Generally, SARs permit the holder thereof to receive an amount (in cash, shares of Common Stock or a combination thereof) equal to the number of shares of Common Stock with respect to which such SARs are exercised multiplied by the excess of the fair market value of shares of Common Stock on the exercise date over the exercise price of the related options. In general, the exercise of any portion of the stock option or the related SAR will cause a corresponding reduction in the number of shares of Common Stock remaining subject to such stock option and SAR.

     Other Stock Based Awards. The Compensation Committee may grant other Common Stock based awards that are related to or similar to the awards described above.

     Shares of Common Stock Available for Awards. The maximum number of shares of Common Stock available for awards under the Long Term Plan is 880,000.

     Federal Income Tax Consequences of Options, SARs and Restricted Shares.

     The following summary generally describes the principal federal (and not state and local) income tax consequences of awards granted under the Long Term Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to the Company. The provisions of the

Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances. This discussion is based on the Code as currently in effect.

     Stock Options. If an option is granted to an employee, officer, director or consultant in accordance with the terms of the Long Term Plan, no income will be recognized by such employee, officer, director or consultant at the time the option is granted.

     On exercise of a non-qualified stock option, the amount by which the fair market value of the shares of Common Stock on the date of exercise exceeds the purchase price of such shares will generally be taxable to the holder as ordinary income, and will be deductible for tax purposes by the Company in the year in which the employee, officer, director or consultant recognizes the ordinary income. The disposition of shares acquired upon exercise of a non-qualified stock option will ordinarily result in long-term or short-term capital gain or loss (depending on the applicable holding period) in an amount equal to the difference between the amount realized on such disposition and the sum of the purchase price and the amount of ordinary income recognized in connection with the exercise of the non-qualified stock options.

     On exercise of an ISO, an employee will generally not recognize any income and the Company will generally not be entitled to a deduction for tax purposes. However, the difference between the purchase price and the fair market value of the shares received on the date of exercise will be treated as a positive adjustment in determining alternative minimum taxable income, which may subject the holder to the alternative minimum tax. The disposition of shares acquired upon exercise of an ISO will ordinarily result in long-term or short-term capital gain or loss (depending on the applicable holding period). However, if the employee disposes of shares acquired upon exercise of an ISO within two years after the date of grant or within one year after the date of exercise (a "disqualified disposition"), the employee will generally recognize ordinary income, and the Company will generally be entitled to a deduction for tax purposes, in the amount of the excess of the fair market value of the shares of Common Stock on the date the ISO is exercised over the purchase price (or, in certain circumstances, the gain on sale, if less). Any excess of the amount realized by the employee on the disqualifying disposition over the fair market value of the shares on the date of exercise of the ISO will ordinarily constitute capital gain.


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     Stock Appreciation Rights.   The amount of any cash (or the fair market
value of any shares of Common Stock) received upon the exercise of SARs under the Long Term Plan will be includible in the holder's ordinary income and the Company (or one of its subsidiaries) will be entitled to a deduction for such amount. However, if the holder receives shares of Common Stock upon the exercise of SARs and is then subject to Section 16(b) of the Exchange Act (which generally prohibits officers and directors from buying and selling the shares of Common Stock within a six month period), unless the employee elects otherwise, the amount of ordinary income and deduction will generally be measured at the time such restrictions lapse.

     Restricted Shares.   If restricted stock is awarded to an employee,
officer, director or consultant in accordance with the terms of the Long Term Plan, no income will be recognized by such holder at the time the award is
made.   A holder who is awarded restricted stock will be required to include in his ordinary income as compensation the fair market value of such restricted stock, less any amount paid therefor, except that the holder may elect to include in his ordinary income as compensation at the time the restricted stock is first issued the fair market value of such restricted stock at the time of receipt, less any amount paid therefor. Absent the making of the election referred to in the preceding sentence, any cash dividends or other distributions paid with respect to restricted stock prior to lapse of the applicable restriction will be includible in the holder's ordinary income as compensation at the time of receipt. In each case, the Company (or one of its subsidiaries) will be entitled to a deduction in the same amount as the holder realizes compensation income.

     On the basis of the recommendations of the Compensation and Stock Option Committees, the Board of Directors of the Company recommends that stockholders vote "FOR" approval of the 1996 Long Term Incentive Plan.


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